UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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Rocky Brands, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ROCKY BRANDS, INC.
39 East Canal Street
Nelsonville, Ohio 45764

April 26, 2011

Dear Shareholder:

I am pleased to invite you to the Annual Meeting of Shareholders of Rocky Brands, Inc. to be held on Wednesday, May 25, 2011, at 3:00 p.m., at Stuarts Opera House, located at 52 Public Square, Nelsonville, Ohio. Parking is available in Nelsonville at Rocky Brands, Inc., at 39 East Canal Street. We look forward to meeting all of our shareholders who are able to attend.

At the annual meeting, you will be asked to (i) elect Mike Brooks, Glenn E. Corlett, Harley E. Rouda, Jr., and James L. Stewart for two-year terms as Class I Directors, (ii) ratify the selection of Schneider Downs & Co., Inc. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011 and (iii) transact any other business which may properly come before the meeting or any adjournment thereof. A copy of the proxy statement and the proxy card are enclosed.

It is very important that your shares are represented and voted at the meeting whether or not you plan to attend. Accordingly, please sign, date, and return your proxy card in the enclosed envelope at your earliest convenience. You may vote over the Internet, by telephone or by submitting your proxy by mail. If you are a shareholder of record and attend the meeting, you may vote in person if you wish, and your proxy will not be used.

Your interest and participation in the affairs of the Company are greatly appreciated. Thank you for your continued support.

Sincerely,

Mike Brooks
Chairman and Chief Executive Officer

ROCKY BRANDS, INC.
39 East Canal Street
Nelsonville, Ohio 45764

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 26, 2011
To Our Shareholders:

The Annual Meeting of Shareholders of Rocky Brands, Inc. will be held at Stuarts Opera House, located at 52 Public Square, Nelsonville, Ohio, on Wednesday, May 25, 2011, at 3:00 p.m. local time, for the following purposes:

(1)	To elect four Class I Directors of the Company, each to serve for a two-year term expiring at the 2013 Annual Meeting of Shareholders.

(2)	To ratify the selection of Schneider Downs & Co., Inc. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

(3)	To transact any other business which may properly come before the meeting or any adjournment thereof.

Owners of record of common stock of the Company at the close of business on April 20, 2011, will be entitled to vote at the meeting.

You will be most welcome at the meeting, and we hope you can attend. Shareholders may obtain directions to the annual meeting by visiting the Company’s website: www.rockybrands.com. Directors and officers of the Company and representatives of its independent registered public accounting firm will be present to answer your questions and to discuss its business.

We urge you to execute and return the enclosed proxy, or vote electronically over the Internet or by telephone, as soon as possible so that your shares may be voted in accordance with your wishes. Please refer to the proxy card enclosed for information on voting electronically or by telephone. If you attend the meeting, you may vote in person, and your proxy will not be used.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 25, 2011: The proxy statement and annual report to security holders are available at www.edocumentview.com/RCKY.

By Order of the Board of Directors,

Curtis A. Loveland
Secretary

Rocky Brands, Inc.
39 East Canal Street
Nelsonville, Ohio 45764

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

May 25, 2011

This proxy statement is furnished to the shareholders of Rocky Brands, Inc. (throughout the proxy statement the terms “Company,” “we” and “our” refer to Rocky Brands, Inc.) in connection with the solicitation of proxies to be used in voting at the Annual Meeting of Shareholders to be held on May 25, 2011, and at any adjournment thereof. The enclosed proxy is solicited by the Board of Directors of the Company. We began mailing this proxy statement to the Company’s shareholders on approximately April 26, 2011.

The Company will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of stock. Representatives of the Company may solicit proxies by mail, telegram, telephone, or personal interview.

All shares represented by a properly submitted proxy will be voted as directed if the proxy is received by the Company before the meeting or, in the absence of specific instructions to the contrary, will be voted in accordance with the unanimous recommendations of the board of directors, which are:

•	FOR the election of Mike Brooks, Glenn E. Corlett, Harley E. Rouda, Jr., and James L. Stewart as Class I Directors of the Company;

•	FOR the ratification of Schneider Downs & Co., Inc. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011; and

•	at the discretion of the persons acting under the proxy, to transact such other business as may properly come before the meeting or any adjournment thereof.

Any shareholder giving a proxy has the power to revoke it at any time before it is exercised by filing a written notice with the Secretary of the Company prior to the meeting. Shareholders of record who attend the meeting may vote in person, and their proxies will not be used.

Holders of record of common stock of the Company at the close of business on April 20, 2011, will be entitled to vote at the annual meeting. At that time, the Company had 7,489,995 shares of common stock outstanding and entitled to vote. Each share of common stock outstanding on the record date entitles the holder to one vote on each matter submitted at the annual meeting.

The presence, in person or by proxy, of a majority of the outstanding shares of common stock of the Company is necessary to constitute a quorum for the transaction of business at the annual meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum. Broker non-votes occur when brokers, who hold their customers’ shares in street name, sign and submit proxies for such shares and vote such shares on some matters, but not others. Typically, this would occur when brokers have not received any instructions from their customers, in which case the brokers, as the holders of record, are permitted to vote on “routine” matters.

The election of each director nominee requires the favorable vote of a plurality of all votes cast by the holders of common stock at a meeting at which a quorum is present. Proxies that are marked “Withhold Authority” and broker non-votes will not be counted toward such nominee’s achievement of a plurality and thus will have no effect. The ratification of Schneider Downs & Co., Inc. as the Company’s independent registered public accounting firm requires the affirmative vote of the holders of a majority of the common stock present and entitled to vote on the matter. Broker non-votes will not be counted as being in favor or against the ratification of Schneider Downs & Co., Inc., while abstentions will be counted and will have the effect of a vote against the ratification of Schneider Downs & Co., Inc.

Election of Directors

The Company’s Code of Regulations provides for a classified board of directors with two classes. Each class of directors consists, as nearly as practical, of one-half of the total number of directors. The total number of authorized directors has been fixed by the Board of Directors at nine. The Board of Directors proposes the re-election of the four incumbent Class I Directors to continue their service as Class I Directors at the 2011 Annual Meeting of Shareholders. The five incumbent Class II Directors will continue in office until the 2012 Annual Meeting of Shareholders.

Mike Brooks, Glenn E. Corlett, Harley E. Rouda, Jr., and James L. Stewart are currently Class I Directors of the Company and are being nominated by the Board of Directors for re-election as Class I Directors.

It is intended that, unless otherwise directed, the shares represented by the enclosed proxy will be voted FOR the election of Messrs. Brooks, Corlett, Rouda, and Stewart as Class I Directors. In the event that any of the nominees for director should become unavailable, the number of directors of the Company may be decreased pursuant to the Company’s Code of Regulations, or the Board of Directors may designate a substitute nominee, in which event the shares represented by the enclosed proxy will be voted for such substitute nominee.

The Board of Directors recommends that the shareholders vote FOR the election of each of the nominees for Director.

The following table sets forth for each nominee and each continuing director of the Company, such person’s name, age, the year in which he became a director of the Company, and his position with the Company and the Company’s subsidiaries, Five Star Enterprises Ltd. (“Five Star”); Lifestyle Footwear, Inc. (“Lifestyle”); Rocky Canada, Inc. (“Rocky Canada”); Rocky Brands Wholesale LLC (“Wholesale”); Rocky Brands International, LLC (“International”); Lehigh Outfitters LLC, (“Lehigh”); and EJ Asia Limited (collectively, the “Subsidiaries”).

 Class I Directors
(Nominees - Terms Expire in 2013)

Name	Age	Director Since	Position

Mike Brooks	64	1992	Director, Chairman and Chief Executive Officer of the Company and Subsidiaries

Glenn E. Corlett	67	2000	Director of the Company

Harley E. Rouda, Jr.	49	2003	Director of the Company

James L. Stewart	77	1996	Director of the Company

Class II Directors
(Terms Expire in 2012)

Name	Age	Director Since	Position

J. Patrick Campbell	62	2004	Director of the Company

Michael L. Finn	67	2004	Director of the Company

G. Courtney Haning	62	2004	Director of the Company

Curtis A. Loveland	64	1993	Director of the Company and Secretary of the Company and Subsidiaries

David Sharp	55	2010	Director, President, and Chief Operating Officer of the Company and Subsidiaries

The following information is provided for each director and each person nominated for election as a director, and includes descriptions of each individual’s specific experience, qualifications, attributes, and skills that led to the conclusion that he should serve on the Board of Directors.

Mike Brooks has served as Chairman and Chief Executive Officer of the Company and its Subsidiaries since January 2005 and of International since October 2008. Prior to that he served as Chairman, President, and Chief Executive Officer of the Company from August 1991 to January 2005. Mr. Brooks also has served Lifestyle as President since November 1988 and as Chairman and Chief Executive Officer since December 1992, and Five Star as President since March 1987, as Chairman since August 1991, and as Chief Executive Officer since December 1992. Mr. Brooks is a pattern engineering and shoe design graduate of the Ars Sutoria in Milan, Italy. After employment with U.S. Shoe Corporation and various tanning companies, Mr. Brooks returned to the family shoe business in Nelsonville, Ohio, in 1975, serving first as Manager of Product Development and a national salesman and then, in 1984, becoming President. He has been a director of American Apparel and Footwear Association (formerly Footwear Industries of America) since April 1986 and currently serves on the Executive Board. Mr. Brooks’ education with respect to shoe design and business management experience in product development and strategy development, including decades of service in the footwear industry, qualify him to continue serving as a member of the Board of Directors.

Glenn E. Corlett has been a professor of accounting of the College of Business at Ohio University, Athens, Ohio, since July 1997 and was Dean of the College from that date until he retired on June 30, 2007. From 1993 to 1996, Mr. Corlett was Executive Vice President and Chief Operating Officer of N.W. Ayer & Partners, an international advertising agency, headquartered in New York, New York. Mr. Corlett also served as Chief Financial Officer of N.W. Ayer & Partners from 1990 to 1995. Prior to joining N.W. Ayer & Partners, Mr. Corlett had a long history with PricewaterhouseCoopers where he was partner-in-charge for mergers and acquisitions in New York from 1988 to 1990; tax partner-in-charge in Denver from 1984 to 1988 and in Cleveland from 1979 to 1984; and held partner and staff positions from 1971 to 1979. Mr. Corlett also serves on the board of directors of Preformed Line Products Company, an international designer and manufacturer of products and systems employed in the construction and maintenance of overhead and underground networks for energy, communications and broadband network companies. Mr. Corlett’s education and business management experience in the areas of marketing, finance, treasury, accounting, and tax, including the skills and knowledge he developed as an accounting practitioner and educator, qualify him to continue serving as a member of the Board of Directors.

Harley E. Rouda, Jr. has served as Chief Executive Officer of Trident, Inc., an independently-owned real estate brokerage and related services firm headquartered in Columbus, Ohio, since February 2002. He also serves as President of Real Living Real Estate, a national franchisor of real estate services headquartered in Columbus, Ohio and Chicago, Illinois, since November 2009. He has also served as Chief Executive Officer and General Counsel of HER Realtors, a Columbus based real estate firm, since May 1999 and May 1997, respectively. Prior to serving as Chief Executive Officer, Mr. Rouda served as President of HER Realtors from May 1996 until May 1999. Mr. Rouda’s business management experience in marketing and operations, including his service as a chief executive officer, qualify him to continue serving as a member of the Board of Directors.

James L. Stewart has served as the proprietor of Rising Wolf Ranch, Inc., East Glacier, Montana, a summer resort and a winter rehabilitation center for teenage boys involved with drug abuse. Mr. Stewart also consults for various retail and catalog companies. Between 1984 and 1991, Mr. Stewart served as the President and Chief Executive Officer of Dunns Inc. and as the Vice President and General Manager of Gander Mountain Inc. Before that time, he served Sears Roebuck & Co. for 28 years in various management capacities. Mr. Stewart’s business management experience in retail sales and marketing, process management, and corporate leadership qualify him to continue serving as a member of the Board of Directors.

J. Patrick Campbell has served as the Chief Executive Officer of Universal Companies since January 1, 2009. Universal Companies is a leading international distributor of products, equipment, and supplies to spas, skincare professionals, and resort and destination properties. Mr. Campbell serves on the board of directors of Universal Companies. From 2005 to 2008, Mr. Campbell served as the President and Chief Operating Officer of Grantham Education Corporation. From 2002 to 2005, Mr. Campbell acted as a consultant to various financial institutions and a variety of corporations. Mr. Campbell also serves on the boards of directors of various privately held corporations. Mr. Campbell retired as the President of Nasdaq U.S. Markets in December 2001. From January 1997 to December 2001, he held various executive positions at the Nasdaq Stock Market, including Chief Operating Officer for Nasdaq Inc. and Chairman of Nasdaq Investment Products. Prior to joining Nasdaq, Mr. Campbell worked as a Senior Executive Vice President for The Ohio Company from 1971 to 1996 and served as a member of their board of directors from 1991 to 1996. Mr. Campbell’s board member experience, business operations and management experience in retail and distribution, and the skills and knowledge he acquired with respect to finance and investments as President of Nasdaq U.S. Markets, qualify him to continue serving as a member of the Board of Directors.

Michael L. Finn has served as President of Central Power Systems, a wholesale distributor of outdoor power equipment in Columbus, Ohio, since 1985, and President of Chesapeake Realty Co., a real estate development and management company in Columbus, Ohio, since 1970. Mr. Finn has also served as Chairman of the Board of Directors of Power Source Canada, a Canadian corporation, since 2004, and as Chairman of the Board of Directors of Integrated Distributors Network, LLC, a Wisconsin corporation, since 2004, both of which market and distribute outdoor power equipment. Mr. Finn’s board member experience, operations and management experience in retail and distribution, and business management experience, including his service as a president of both a distribution company and real estate development company, qualify him to continue serving as a member of the Board of Directors.

G. Courtney Haning has served as Chairman, President and Chief Executive Officer of Peoples National Bank, a community bank in New Lexington, Ohio, since January 1991. Mr. Haning’s business management experience in finance, corporate credit, and community relations, including his service as a chief executive officer, qualify him to continue serving as a member of the Board of Directors.

Curtis A. Loveland has served as Secretary of the Company since October 1992, of Five Star and Lifestyle since December 1992, of Rocky Canada since July 2003, of Wholesale and Lehigh since January 2005, and of International since October 2008. Mr. Loveland has been a practicing attorney for 38 years and has been a partner in the law firm of Porter Wright Morris & Arthur llp, Columbus, Ohio since 1979. He has served as a board member, secretary, or counsel for numerous public and private companies in a variety of industries, including technology, medical devices, retailing, and telecommunications. Mr. Loveland’s board member experience and knowledge and skills with respect to corporate governance, public company regulation, and general business law qualify him to continue serving as a member of the Board of Directors.

David Sharp, 55, has served as President and Chief Operating Officer of the Company and its Subsidiaries since January 2005 and of International since October 2008. Prior to that, he served as Executive Vice President and Chief Operating Officer of the Company from March 2002 until January 2005. He served as Senior Vice President – Sales and Operations from June 2001 until March 2002, as Vice President of Sales and Marketing from October 2000 until June 2001, and as Vice President of Manufacturing Operations and Marketing from June 2000 until October 2000. Mr. Sharp served as Executive Vice President and Chief Operating Officer of Five Star and Lifestyle from August 2003 until January 2005 and of Rocky Canada from July 2003 until January 2005. Prior to that time, he served as Senior Vice President – Sales and Operations of Five Star and Lifestyle from February 2002 until August 2003. Prior to joining the Company, from September 1994 until October 1999, Mr. Sharp served in various capacities, including Vice President and General Manager of an operating division of H.H. Brown, Inc., a wholly owned subsidiary of Berkshire-Hathaway, Inc., engaged in the footwear business. Mr. Sharp also held various senior sales and marketing positions at Acme Boot Co., Inc. and Converse, Inc. from June 1991 until September 1994. Mr. Sharp’s experience in the footwear industry qualifies him to continue serving as a member of the Board of Directors.

Information Concerning the Board of Directors and Corporate Governance

The Board of Directors of the Company held a total of six meetings during 2010. During 2010, each of the directors attended 75% or more of the total number of (i) meetings of the Board, and (ii) meetings of committees of the Board on which such director served.

Upon consideration of the criteria and requirements regarding director independence set forth in the Marketplace Rules of the NASDAQ Stock Market, the Board of Directors has determined that a majority of its members are independent. Specifically, the Board has determined that each of Messrs. Campbell, Corlett, Finn, Haning, Loveland, Rouda, and Stewart, meet the standards of independence established by Marketplace Rule 5605(a)(2).

The Company has a standing Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. The members of the Audit Committee are Messrs. Corlett (Chairman), Campbell, and Haning. The Board of Directors has determined that each of Messrs. Corlett, Campbell, and Haning are independent as independence is defined in Marketplace Rule 5605(a)(2) and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended, and that the Audit Committee meets the composition requirements of Marketplace Rule 5605(c)(2). The Board of Directors has determined that Mr. Corlett meets the requirements of an “audit committee financial expert” as set forth in Section 407(d)(5) of Regulation S-K promulgated by the Securities and Exchange Commission (“SEC”).

The Audit Committee met eight times during 2010. The Audit Committee oversees and monitors management’s and the independent registered public accounting firm’s participation in the accounting and financial reporting processes and the audits of the financial statements of the Company. The Audit Committee has the responsibility to appoint, compensate, retain and oversee the work of the independent registered public accounting firm and to consult with the independent registered public accounting firm on matters relating to the scope of the audit, any non-audit assignments and related fees, the accounting principles used by the Company in financial reporting, internal financial auditing procedures, and the adequacy of the Company’s internal control procedures. The Audit Committee is governed by an Amended and Restated Audit Committee Charter, which is posted on the Company’s website at www.rockybrands.com. The Audit Committee Report relating to the 2010 fiscal year appears on pages 34 and 35.

The members of the Compensation Committee are Messrs. Rouda (Chairman), Stewart, and Finn. The Board of Directors has determined that each of Messrs. Rouda, Stewart, and Finn are independent as independence is defined in Marketplace Rule 5605(a)(2). The Compensation Committee is governed by an Amended and Restated Compensation Committee Charter, which is posted on the Company’s website at www.rockybrands.com. The Compensation Committee met six times during 2010. This Committee administers the 2004 Stock Incentive Plan and approves compensation for the Company’s executive officers. The Compensation Committee report relating to the 2010 fiscal year appears on page 33. For more information on the Compensation Committee, please refer to “Executive Compensation – Compensation Discussion and Analysis – The Compensation Committee,” beginning on page 12.

The members of the Nominating and Corporate Governance Committee are Messrs. Loveland (Chairman), Corlett, and Finn. The Board of Directors has determined that each of Messrs. Loveland, Corlett, and Finn are independent as independence is defined in Marketplace Rule 5605(a)(2). The Nominating and Corporate Governance Committee Charter is posted on the Company’s website at www.rockybrands.com. The Nominating and Corporate Governance Committee met two times during 2010. The Nominating and Corporate Governance Committee oversees the director nomination process and reviews related party transactions. The Nominating and Corporate Governance Committee has the responsibility to identify and recommend individuals qualified to become directors.

When considering potential candidates, the Nominating and Corporate Governance Committee reviews the candidate’s character, judgment, and skills, including financial literacy, and experience in the context of the needs of the Board of Directors. Neither the Nominating and Corporate Governance Committee or the Board of Directors has a formal policy with regard to the consideration of diversity in identifying director nominees; however, how a specific nominee contributes to the diversity of the Board of Directors is considered by both the Nominating and Corporate Governance Committee and the Board of Directors in determining candidates for the Board. The Committee and the Board consider diversity by identifying a nominee’s experience and background and determining how such experience and background will complement the overall makeup of the Board. The Committee and the Board prefer nominees who will contribute to a board that is diverse in terms of business training, experience across a range of industries, leadership, background, and education. The Company generally does not pay any third parties to identify or evaluate, or assist in identifying or evaluating, potential nominees.

The Nominating and Corporate Governance Committee considers the recommendations of shareholders regarding potential director candidates. In order for shareholder recommendations regarding possible director candidates to be considered by the Nominating and Corporate Governance Committee:

•
such recommendations must be provided to the Nominating and Corporate Governance Committee c/o Rocky Brands, Inc., 39 East Canal Street, Nelsonville, Ohio 45764, in writing at least 120 days prior to the date of the next scheduled annual meeting;

•	the nominating shareholder must meet the eligibility requirements to submit a valid shareholder proposal under Rule 14a-8 of the Securities Exchange Act of 1934, as amended; and

•	the nominating shareholder must describe the qualifications, attributes, skills, or other qualities of the recommended director candidate.

The Nominating and Corporate Governance Committee also has the responsibility to develop and recommend to the Board of Directors a set of corporate governance principles applicable to the Company and to administer and oversee the Company’s Code of Business Conduct and Ethics.

Mr. Brooks serves as both the principal executive officer and the Chairman of the Board of Directors. Although the Board does not have a lead independent director position, the Board believes that each incumbent director’s knowledge of the Company and industry as a result of his years of service on the Board, and the fact that each of the directors other than Mr. Brooks and Mr. Sharp is independent, allows the independent directors to provide appropriate independent oversight of management and to hold management accountable for the execution of strategy. The Board has determined that its leadership structure, including each of the committees of the Board, is appropriate because it allows for beneficial communication between the outside directors and the management of the Company and effective management of the oversight tasks required of the Board.

Our Chief Executive Officer and Chairman is responsible for providing day-to-day leadership and establishing the Company’s course of action for achieving performance goals, while the other independent directors provide strategic guidance. The Board of Directors believes that this structure helps facilitate the role of the independent directors in the oversight of the Company and the active participation of the independent directors in setting agendas and establishing priorities and procedures that work for the Board of Directors. The Chief Executive Officer and Chairman also acts as a key liaison between the Board of Directors and management.

Our Chief Executive Officer and senior management are responsible for the day-to-day management of the risks we face. Our Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management, including general oversight of (i) the financial exposure of the Company, (ii) risk exposure as related to the overall Company portfolio and impact on earnings, (iii), oversight of information technology security and risk, and (iv) all systems, processes, and organizational structures and people responsible for finance and risk functions. Certain risks are overseen by committees of the Board of Directors and these committees make reports to the full Board of Directors, including reports on noteworthy risk management issues. Financial risks are overseen by the Audit Committee which meets with management to review the Company’s major financial risk exposure and the steps management has taken to monitor and control such exposures. Compensation risks are overseen by the Compensation Committee.

Members of the Company’s senior management report to the full Board of Directors about their areas of responsibility, including reports regarding risk within such areas of responsibility and the steps management has taken to monitor and control such exposures. Additional review or reporting of risks is conducted as needed or as requested by the Board of Directors or its committees.

We believe that our board leadership structure promotes effective oversight of the Company’s risk management by providing unified leadership through a single person, while allowing for contributions from our independent Board members, all of whom are fully engaged in Board deliberations and decisions.

The Company’s Board of Directors welcomes communications from shareholders. Shareholders may send communications to the Board of Directors, or to any director in particular, c/o Rocky Brands, Inc., 39 East Canal Street, Nelsonville, Ohio 45764. Any correspondence addressed to the Board of Directors, or to any one of the Company’s directors in care of our offices is forwarded to the addressee without review by management.

It is the Company’s expectation that all members of the Board of Directors attend the Annual Meeting of Shareholders. All of the members of the Company’s Board of Directors, except for Mr. Rouda, were present at the Company’s 2010 Annual Meeting of Shareholders.

Information Concerning Executive Officers

Executive Officers

In addition to Mike Brooks and David Sharp, the following individuals are executive officers of the Company:

James E. McDonald, 50, has served as Executive Vice President, Chief Financial Officer, and Treasurer of the Company and its Subsidiaries since January 2005 and of International since October 2008. Prior to that, he served as Vice President and Chief Financial Officer of the Company from June 2001, and as Treasurer from August 2003 until January 2005. Mr. McDonald served as Vice President and Chief Financial Officer of Five Star and Lifestyle from February 2002 until January 2005 and of Rocky Canada from July 2003 until January 2005. He served as Treasurer of Five Star and Lifestyle from August 2003 until January 2005 and Rocky Canada from July 2003 until January 2005. Prior to joining the Company, from July 1996 until June 2001, Mr. McDonald served as Chief Financial Officer for two operating divisions of H.H. Brown, Inc., a wholly owned subsidiary of Berkshire-Hathaway, Inc., engaged in the footwear business. Mr. McDonald also served as Controller of Wright’s Knitwear Corporation, a privately held manufacturer of apparel.

Gary Adam, 49 has served as President, International Sales, of the Company since March 2011. Prior to that, he served as the Senior Vice President and General Manager of Rocky Canada from March 2007 until March 2011 and of International from October 2008 until March 2011. From May 2006 until March 2007, Mr. Adam served as the General Manager of Rocky Canada. Mr. Adam previously held positions with the Canadian companies, Gredico Footwear, Baffin Footwear, and Kaufman Footwear.

Jason Brooks, 39, has served as President, U.S. Wholesale Sales, of the Company since March 2011. Prior to that, he served as the Senior Vice President, U.S. Wholesale from August 2010 until March 2011. From September 2001 until August 2010, Mr. Brooks held various Vice President of Sales positions within the Company. He began his career with the Company in 1997 as an independent sales representative. Jason Brooks is the son of Mike Brooks.

Richard Simms, 37, has served as President, Retail Sales, of the Company since March 2011. Prior to that, he served as Senior Vice President and General Manager of Lehigh from February 2007 until March 2011, as Senior Vice President, Sales of Lehigh from May 2006 until February 2007, and as Vice President, Key Accounts of Lehigh from October 2005 until May 2006. Mr. Simms began his career with Lehigh in 1994 and held various sales and operations positions with Lehigh until his appointment as Vice President, Key Accounts in October 2005.

Officers are elected annually by the Board of Directors and serve at its discretion. There are no family relationships among directors and executive officers of the Company, except as disclosed above.

Principal Holders of Voting Securities

Ownership of Common Stock by Principal Shareholders

The following table sets forth information as of March 31, 2011 (except as noted below) relating to the beneficial ownership of common stock by each person known by the Company to own beneficially more than 5% of the outstanding shares of common stock:

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(1)		Percent of Class(2)
FMR LLC 82 Devonshire Street Boston, Massachusetts 02109	739,986	(3)	9.88%

Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	462,109	(4)	6.17%

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities.

(2)
“Percent of Class” is calculated by dividing the number of shares beneficially owned by the total number of outstanding shares of the Company on March 31, 2011, plus the number of shares such person has the right to acquire within 60 days of March 31, 2011 (except as noted below).

(3)
Based on information filed on Schedule 13G/A with the Securities and Exchange Commission on February 14, 2011 by FMR LLC (“FMR”) and Edward C. Johnson 3d. Fidelity Management & Research Company, a wholly owned subsidiary of FMR, acts as an investment adviser to various investment companies under Section 203 of the Investment Advisers Act of 1940 and is beneficial owner of the shares reported. Mr. Johnson, along with other members of the Johnson family, through their ownership of Class B voting common stock and the execution of a shareholders’ voting agreement, are deemed to be a controlling group under the Investment Company Act of 1940 with respect to FMR.

(4)
Based on information filed on Schedule 13G/A with the Securities and Exchange Commission on February 11, 2011. Dimensional Fund Advisors LP (“Dimensional”) furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (collectively, the “Funds”). In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the securities of the Company owned by the Funds, and may be deemed to be the beneficial owner of the shares held by the Funds.

Ownership of Common Stock by Management

The following table sets forth information regarding beneficial ownership of the Company’s common stock by each nominee for director, each director, each of the Company’s executive officers named in the Summary Compensation Table, and the directors and executive officers of the Company as a group as of March 31, 2011:

Name	Number of Shares Beneficially Owned(1)		Percent of Class(1)

Mike Brooks	362,832	(2)	4.8%
J. Patrick Campbell	38,266	(2)	*
Glenn E. Corlett	23,592	(2)	*
Michael L. Finn	28,543	(2)	*
G. Courtney Haning	18,543	(2)	*
Curtis A. Loveland	109,046	(2)	1.5%
James E. McDonald	57,550	(2)	*
Harley E. Rouda, Jr.	24,722	(2)	*
David Sharp	67,281	(2)	*
James L. Stewart	24,592	(2)	*
All directors and executive officers as a group (12 persons)	770,167	(2)	10.2%

*	indicates less than 1%

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities. Except as otherwise noted, none of the named individuals shares with another person either voting or investment power as to the shares reported. “Percent of Class” is calculated by dividing the number of shares beneficially owned by the total number of outstanding shares of the Company on March 31, 2011, plus the number of shares such person has the right to acquire within 60 days of March 31, 2011.

(2)
Includes 15,000 shares of common stock for Mr. Brooks, 5,000 shares of common stock for Mr. Campbell, 5,000 shares of common stock for Mr. Corlett, 5,000 shares of common stock for Mr. Finn, 5,000 shares of common stock for Mr. Haning, 5,000 shares of common stock for Mr. Loveland, 10,000 shares of common stock for Mr. McDonald, 5,000 shares of common stock for Mr. Rouda, 13,000 shares of common stock for Mr. Sharp, 5,000 shares of common stock for Mr. Stewart, and 76,500 shares of common stock for all directors and executive officers as a group, which could be acquired under stock options exercisable within 60 days of March 31, 2011.

Executive Compensation

The following information provides discussion, analysis and data tables regarding the compensation of our named executive officers (“NEOs”), who are those officers listed in our Summary Compensation Table on page 18.

Compensation Discussion and Analysis

We have prepared this Compensation Discussion and Analysis (“CD&A”) to provide you with our perspective on executive compensation so that you may understand our compensation policies and our decisions regarding compensation for our NEOs. We recommend that you review the various executive compensation tables below in conjunction with this CD&A. Unless otherwise noted, the policies, plans and other information in this CD&A apply to all of our NEOs. Our CD&A covers the following topics:

•	the role of the Compensation Committee in setting executive compensation;

•	our compensation philosophy and its underlying principles – including the objectives of our executive compensation program and what it is designed to reward;

•	our process for setting executive compensation; and

•
the elements of our executive compensation program – including a discussion of why we choose to pay each element of compensation, how we determine the amount of such element, and how each element fits into our overall compensation objectives and “total compensation” for our NEOs.

The Compensation Committee

The Compensation Committee (referred to in this CD&A as the “Committee”) was appointed by our Board of Directors and is governed by a written charter that is available in the corporate governance section of our website, www.rockybrands.com. The Committee members are Harley E. Rouda, Jr., Chairman, Michael L. Finn, and James L. Stewart. Our Board of Directors has determined that each of the Committee members is independent under the standards of independence established by Marketplace Rule 5605(a)(2). In addition, each of the Committee members is a “non-employee” director as defined by Rule 16b-3 under the Securities Exchange of 1934 and an “outside director” as defined by the Internal Revenue Code.

Pursuant to its charter, the Committee has the authority and responsibility to:

•
discharge the Board’s responsibilities relating to executive compensation, including the review and approval of our executive compensation philosophy and policies and the application of such policies to the compensation of our executive officers;

•
review and approve on an annual basis the corporate goals and objectives with respect to the chief executive officer, evaluate the chief executive officer’s performance in light of such goals and objectives at least once a year, and, based on such evaluation, set the chief executive officer’s annual compensation, including salary, bonus, incentive and equity compensation;

•
review and approve on an annual basis the evaluation process and compensation structure for our other executive officers and to evaluate and approve the annual compensation for such executive officers, including salary, bonus, incentive and equity compensation;

•	administer and review our compensation programs and plans, including, but not limited to, our incentive compensation, equity, and qualified and non-qualified benefit plans;

•	establish and periodically review policies for the administration of our executive compensation program;

•	approve employment arrangements with new executives;

•	review recommendations to create, amend or terminate certain compensation and benefit plans and to make a decision whether or not to approve of such recommendations; and

•	recommend to the Board the compensation arrangements with non-employee directors.

The Committee has the sole authority, to the extent it deems necessary or appropriate, to retain any compensation consultant to assist in the evaluation of executive compensation and has the sole authority to approve any such firm’s fees. The Committee also has the authority to obtain the advice of and assistance from internal or external legal, accounting or other advisors, and may request any officer or employee of our Company, our outside counsel or independent registered public accounting firm to attend a meeting of the Committee or meet with any member of, or consultants to, the Committee.

The Committee meets as often as its members deem necessary to charge its duties and responsibilities and held six meetings during fiscal 2010. Mr. Rouda works in conjunction with our Chief Executive Officer and Chief Financial Officer to establish the meeting agenda. The Committee typically meets with the Chief Executive Officer, Chief Financial Officer and outside legal advisors and, where appropriate, other executive officers of our Company. In addition, the Committee regularly meets in executive session without management. Generally, the Committee receives and reviews materials in advance of each meeting. These materials include information that management believes will be helpful to the Committee as well as materials that the Committee has specifically requested.

Compensation Philosophy

The philosophy of the Committee is to make compensation decisions based on an executive compensation program that is designed to meet the following objectives:

•	to attract and retain qualified executives;

•	to reward current and past individual performance;

•	to provide short-term and long-term incentives for superior future performance;

•	to align compensation policies to further shareholder value; and

•	to relate total compensation to individual performance and performance of our Company.

The Committee believes that an executive compensation program designed with these objectives in mind has a direct impact on the success of the business by helping to ensure we have qualified executive talent in the right positions at the right time. Our executive compensation program helps ensure that our leadership group is focused on performing effectively to deliver results and build long-term shareholder value.

Compensation Tax Philosophy

Internal Revenue Code Section 162(m) bars a deduction to any publicly held corporation for compensation paid to a “covered employee” in excess of $1 million per year unless objective performance criteria are set by the Committee prior to or within 90 days after the beginning of a performance period but in no event after 25% of the performance period has elapsed (or such earlier or later date as is permitted by Section 162(m)). Generally, we intend that compensation paid to NEOs shall be deductible to the fullest extent permitted by law. We may make payments that are not fully deductible if, in our judgment, such payments are necessary to achieve our compensation objectives and to protect shareholder interests. None of the compensation for fiscal 2010 was non-deductible. Only Mr. Brooks had total compensation in excess of $1 million.

Compensation Committee Process for Determining Executive Compensation

A substantial amount of the Committee’s annual cycle of work relates to the determination of compensation for our executive officers, including our Chief Executive Officer. Generally, during or prior to the first quarter of our fiscal year, the Committee makes determinations of base cash compensation, incentive compensation percentages for the year, and equity grants for executive officers, including our Chief Executive Officer. For a discussion of each individual element of compensation and how it is specifically determined, refer to “Compensation Program Elements” below.

Although many compensation decisions are made near the beginning of the first quarter of the fiscal year, our compensation planning process is not a rigid yearly process with fixed beginning and end points. Rather, compensation decisions are designed to promote our compensation philosophy and principles throughout the year. The Committee believes that evaluation of executive performance, business and succession planning, and consideration of our business environment are year-round processes, and the Committee members monitor these as such.

Our Chief Executive Officer is not permitted to be present during deliberations or voting on his compensation. During this process, the Committee reviews and approves any new corporate goals and objectives with respect to compensation for our Chief Executive Officer. In light of the established goals and objectives, the Committee evaluates the performance of the Chief Executive Officer and, based upon these evaluations, sets the Chief Executive Officer’s compensation. The Compensation Committee also reviews and approves on an annual basis the evaluation and compensation structure for the Company’s other executive officers, including approval of salary, bonus, incentive, and equity compensation. Our Chief Executive Officer is present and provides input at the meetings and deliberations on the compensation of the Company’s other executive officers but is not permitted to be present at the vote.

Compensation Program Elements

In fiscal 2010, our NEOs received the following elements of compensation:

•	salary;

•	non-equity incentive compensation;

•	retirement benefits; and

•	health and welfare benefits.

The Committee carefully considered and chose each compensation program element as a critical component in a comprehensive “total compensation” package. Each element is intended to reward and motivate executives in different ways consistent with our overall compensation principles and philosophy. Each of the elements has a critical relationship with one another with each focusing on and rewarding different areas. These elements are necessary for us to achieve our compensation program objectives.

(1)           Salary:

Salary is utilized to compensate our executive officers for services rendered during the fiscal year. The Committee annually reviews and approves the compensation package of each NEO, including salary. The Committee considers an individual’s qualifications and experience in setting an executive’s salary. In determining salary increases, the Committee considers the size and responsibility of the individual’s position and the individual’s overall performance and future potential. The Committee considers these factors subjectively in the aggregate. Because the Committee believes that each of the factors is significant, the Committee does not assign a formula weight to any single factor in determining a salary increase.

Please refer to the “Salary” column in the Summary Compensation Table on page 18 for more information on each NEO’s salary for fiscal 2010.

(2)           Non-Equity Incentive Compensation:

Non-equity incentive compensation (“IC”) for our NEOs is determined under an annual incentive compensation plan (the “IC Plan”) that is designed and approved by the Committee. Our IC Plan is designed to provide a competitive cash compensation program for recruiting and retaining executive talent and a short-term incentive and reward program that aligns pay with performance and motivates our executives to achieve results. The IC Plan pays cash awards based upon the achievement of key corporate objectives. In December 2009, the Committee designed and approved an IC Plan for the fiscal year ending December 31, 2010 (the “2010 Plan”).

When setting IC, the Committee considers individual and corporate performance, levels of responsibility, prior experience, breadth of knowledge and competitive pay practices. The Committee considers these factors subjectively in the aggregate. IC is based on base salary and a corresponding percentage of all IC payouts if Company performance goals are met. Payment of IC is prorated based on the performance level achieved. The Committee establishes the financial performance goals under the IC Plan for the fiscal year. These goals are generally determined near the beginning of the year and are based on an analysis of historical performance and growth expectations for our business, expectations of the public markets, and progress toward achieving our long-range strategic plan for the business. The Committee determined that the performance criterion under the 2010 Plan would be the average of the previous five years EBITDA, excluding the highest and lowest EBITDA for the previous five years, and excluding (i) IC payouts, (ii) capital expenditures, and (iii) gains or losses or charges or adjustments resulting from unusual one-time events, such as intangible assets or goodwill impairment charges and charges or gains resulting from changes in accounting policies, as determined by the Committee (“Adjusted EBITDA”). The threshold amount for IC payouts under the 2010 Plan was set at 85% of the Adjusted EBITDA, provided, however, that the threshold amount was not permitted to be less than was necessary to cover all financial covenants and debt obligations (the “Threshold Amount”). Next, 30% of the Adjusted EBITDA in excess of the Threshold Amount was pooled to be allocated among the participants (the “IC Pool”). The IC Pool was allocated among participants based on the relative base compensation of the participant times an assigned base compensation multiplier (the “Multiplier Salary”), which product for each participant would then be compared to and calculated as a percentage of the total of the Multiplier Salary for all participants in the 2010 Plan. The Committee approved the following payout opportunities based on the specified Adjusted EBITDA:

Payout Opportunities as a Percentage of IC Pool
Threshold/Target

Mike Brooks	22%
David Sharp	15%
James E. McDonald	9%

Messrs. Brooks, Sharp, and McDonald earned IC under the 2010 Plan of $441,763, $308,537, and $179,743, respectively.

(3)            All Other Compensation:

The “All Other Compensation” column in our Summary Compensation Table on page 18 primarily consists of these items:

•	annual employer contributions into the retirement/401(k) plan; and

•	employer-paid premiums for life insurance.

(a)           Retirement and 401(k) Plan:

We sponsor a qualified retirement and 401(k) plan for eligible employees (the “Retirement Plan”). The Retirement Plan allows NEOs to defer a portion of their total cash compensation (up to IRS limits) into this retirement account on a pre-tax basis. Our NEOs do not receive a Company match on any money they defer into the Retirement Plan. We make an annual contribution into the Retirement Plan for eligible employees, including NEOs, of three percent of applicable salary.

These annual employer contribution amounts to NEOs are included in the Summary Compensation Table’s “All Other Compensation” column on page 16 below.

(b)           Employer-Paid Premiums for Life Insurance:

We provide each of our NEOs with basic group term life insurance with a death benefit of $150,000. This is a relatively inexpensive benefit that we offer to our executives. This element of compensation, though relatively small, provides one additional item to the overall compensation package which strengthens our ability to recruit and retain talented executives.

We also provide Messrs. Brooks, Sharp, and McDonald with individual term life insurance policies that have death benefits of $1,000,000, $500,000 and $500,000, respectively, to be paid to each individual’s beneficiary in the event of his death.

We also provide Mr. Brooks with compensation to cover the premiums under an insurance policy that was previously a split-dollar arrangement. The split-dollar arrangement was terminated in 2002. We have agreed to pay Mr. Brooks $80,000 per year through 2014 in order to restore the cash value of the insurance policy to what it would have been if the split-dollar arrangement had not been terminated.

For specific premium amounts paid, please refer to the Summary Compensation Table’s “All Other Compensation” column and footnotes below on page 18.

(c)           Employment Agreements:

We have entered into employment agreements with each of Messrs. Brooks, Sharp, and McDonald. For a discussion of these agreements, please refer to “Agreements with NEOs and Potential Payments upon Termination or Change in Control” beginning on page 22 below.

(4)           Health and Welfare Benefits:

In addition to the compensation and benefits programs discussed in this proxy statement, we offer our employees, including our NEOs, a comprehensive benefits program. This program is designed to provide the employees and their families with competitive coverage at competitive rates. We strive to provide the employees with appropriate health benefits (medical, pharmacy, dental, and vision) to help protect the physical, mental, and financial health of our employees and their immediate families.

Summary Compensation Table

The following table sets forth certain information regarding compensation paid during the Company’s last complete fiscal year to the Company’s named executive officers (“NEOs”) for the 2010 fiscal year. For a discussion of the various elements of compensation provided in the table below, please refer to the discussion of our various compensation elements in our Compensation Discussion & Analysis under the heading “Compensation Program Elements” beginning on page 15 above.

SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 2010

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(1)	All Other Compensation ($)(2)	Total ($)

Mike Brooks	2010	475,000	—	—	—	441,763	33,641	104,648	1,055,052
Chairman and	2009	475,000	—	—	—	—	198,188	86,339	759,527
Chief Executive Officer	2008	475,000	—	—	—	—	35,642	87,098	597,740

David Sharp	2010	398,100	—	—	—	308,537	0	34,412	741,049
President and Chief	2009	398,100	—	—	—	—	25,693	34,225	458,018
Operating Officer	2008	385,000	—	—	—	—	9,651	34,602	429,253

James E. McDonald	2010	289,900	—	—	—	179,743	0	35,862	505,505
Executive Vice	2009	289,900	—	—	—	—	19,047	35,769	344,716
President, Chief	2008	280,000	—	—	—	—	5,976	34,846	320,822
Financial Officer,
and Treasurer

(1)
Amounts shown reflect change in present value of the accrual for the Company’s Restated Retirement Plan for Non-Union Employees from 2007 to 2008, 2008 to 2009, and 2009 to 2010. Such change resulted in a loss of $5,388 and $6,841 for Messrs. Sharp and McDonald, respectively, from 2009 to 2010.

(2)	The amounts shown under “All Other Compensation” for Messrs. Brooks, Sharp and McDonald include the following payments:

2008: $78,587, $26,100, and $26,096, respectively, reflecting life insurance premiums paid by the Company and $8,510, $8,502, and $8,750, respectively, reflecting employer contributions to the 401(k) retirement plan.

2009: $76,839, $26,233, and $26,096, respectively, reflecting life insurance premiums paid by the Company and $9,500, $7,992, and $9,673, respectively, reflecting employer contributions to the 401(k) retirement plan.

2010: $94,923, $26,233, and $26,096, respectively, reflecting life insurance premiums paid by the Company and $9,725, $8,179 and $9,766, respectively, reflecting employer contributions to the 401(k) retirement plan.

Grants of Plan-Based Awards for Fiscal Year 2010

The following table provides certain information concerning each grant of an award made to the listed officers in the last completed fiscal year under any plan:

GRANTS OF PLAN-BASED AWARDS TABLE FOR FISCAL YEAR 2010

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)(1)	Target ($)	Maximum ($)(2)

Mike Brooks	n/a	0	—	n/a

David Sharp	n/a	0	—	n/a

James E. McDonald	n/a	0	—	n/a

(1)	If the threshold amount is not exceeded, the award is 0.

(2)	There is no cap on the maximum potential payout.

Outstanding Equity Awards at Fiscal 2010 Year-End

The following table provides information concerning unexercised options, stock that has not vested, and equity incentive plan awards outstanding as of the end of the fiscal year:

OUTSTANDING EQUITY AWARDS AT FISCAL 2010 YEAR-END TABLE

	Option Awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date

Mike Brooks	15,000	—	—	5.24	01/02/2011
	7,500	—	—	22.39	01/02/2012
	7,500	—	—	18.85	01/02/2012

David Sharp	9,750	—	—	5.24	01/02/2011
	6,500	—	—	22.39	01/02/2012
	6,500	—	—	18.85	01/02/2012

James E. McDonald	7,500	—	—	5.24	01/02/2011
	5,000	—	—	22.39	01/02/2012
	5,000	—	—	18.85	01/02/2012

(1)	Options become exercisable in four equal annual installments beginning on the first anniversary of the date of grant.

Option Exercises and Stock Vested for Fiscal Year 2010

The following table provides certain information concerning each exercise of stock options, and each vesting of stock, including restricted stock, during the last completed fiscal year:

OPTION EXERCISES AND STOCK VESTED TABLE FOR FISCAL YEAR 2010

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Name	(#)	($)	(#)	($)

Mike Brooks	—	—	—	—

David Sharp	5,000	9,250	—	—

James E. McDonald	5,000	9,250	—	—

Retirement Plan

The Company’s Restated Retirement Plan for Non-Union Employees (the “Retirement Plan”) is a defined benefit pension plan which is intended to qualify under Sections 401(a) and 501(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Until December 31, 2005, all Rocky Brands, Inc. employees, including U.S. territorial employees, excluding leased employees and those employees covered by a collective bargaining agreement, were eligible to participate in the Retirement Plan if they were at least 21 years old and had worked at least 1,000 hours for the Company over a period of one year. As of December 31, 2005, the Company froze the Retirement Plan for all non-U.S. territorial employees.

The Retirement Plan provides for the payment of a monthly retirement benefit commencing at age 65, subject to certain early and late retirement options. The amount of the monthly benefit is determined pursuant to a formula contained in the Retirement Plan which takes the greater of 1.5% of the employee’s average monthly compensation, or $12.00, and multiplies it by the employee’s number of years of credited service up to a maximum of 35 years. The average monthly compensation is determined for the three consecutive years which gives the participant the highest average. Compensation for this purpose means wages that are subject to federal income tax withholding.

The following table provides certain information concerning the estimated value of retirement benefits under the Retirement Plan:

PENSION BENEFITS TABLE FOR FISCAL YEAR 2010

Name	Number of Years of Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)

Mike Brooks	30.7	1,077,614	—

David Sharp	5.5	109,674	—

James E. McDonald	4.5	65,711	—

(1)	No additional years of credited service have been earned since the Retirement Plan was frozen December 31, 2005.

(2)	Amounts listed in this column were calculated as of December 31, 2010, using the 1994 Group Annuity Mortality Table.

Agreements with NEOs and Potential Payments Upon Termination or Change in Control

On June 12, 2009, we entered into an employment agreement with each of Mike Brooks, Chief Executive Officer, David Sharp, President and Chief Operating Officer, and James E. McDonald, Executive Vice President, Chief Financial Officer, and Treasurer (collectively, the “Executives”).

Mr. Brooks’ employment agreement replaced a prior amended and restated employment agreement, effective December 22, 2008.

Each Executive’s employment is at will, which means that subject to the terms of his employment agreement, either the Company or the Executive may terminate the Executive’s employment at any time for any reason or for no reason.

In exchange for performing the duties and responsibilities customarily performed by persons employed in a similar executive capacity, Messrs. Brooks, Sharp, and McDonald are entitled to a minimum annual base salary, which may be decreased up to 20%, or increased, subject to the approval of the Board of Directors. Each Executive is also entitled to participate in additional compensation and employee benefit plans as are made available to similarly situated executives.

The Executives agree to maintain the confidential information of the Company and to assign all inventions to the Company, and the Executives will not compete with the Company or solicit the employees of the Company for 12 months following termination of employment for any reason.

In the event of termination of an Executive by the Company for cause or due to the Executive’s death or disability (as defined in each employment agreement), or by the Executive for any reason, the Company will pay the Executive only the earned but unpaid portion of his base salary through the termination date.

Cause is defined in each employment agreement to include:

•	commission of an act of dishonesty involving the Company, its business or property, including, but not limited to, misappropriation of funds or any property of the Company;

•	engagement in activities or conduct clearly injurious to the best interests or reputation of the Company;

•
willful and continued failure substantially to perform duties (other than as a result of physical or mental illness or injury), after the Board of Directors delivers a written demand for substantial performance that specifically identifies the manner in which the Board believes the Executive has substantially not performed his duties;

•	illegal conduct or gross misconduct that is willful and results in material and demonstrable damage to the business or reputation of the Company;

•
the clear violation of any of the material terms and conditions of the employment agreement or any other written agreement or agreements the Executive has with the Company (following 30 days’ written notice from the Company specifying the violation and the Executive’s failure to cure such violation within such 30-day period);

•
the clear violation of the Company’s code of business conduct or the clear violation of any other rules of behavior as may be provided in any employee handbook which would be grounds for dismissal of any employee of the Company; or

•	commission of a crime which is a felony, a misdemeanor involving an act of moral turpitude, or a misdemeanor committed in connection with employment by the Company.

In the event an Executive is terminated by the Company without cause, the Company will pay the Executive the earned but unpaid portion of his base salary through the termination date, and will continue to pay his base salary for an additional 12 months; provided, however, any such payments will immediately end if the Executive is in violation of his obligations under his employment agreement or if the Company learns of any facts that would have been grounds for termination for cause. Such payments will be reduced by 50% if the Executive becomes employed or self-employed. Additionally, the Company will pay the Executive any unearned bonus for a completed bonus period and a pro-rated bonus, if any, for such bonus that would have been payable had the Executive remained employed throughout the bonus period, based on the actual performance of the Company.

If Mr. Sharp terminates his employment with the Company within 60 days of the election of an individual other than Mr. Sharp or Mr. Brooks as Chief Executive Officer of the Company, then such termination will be treated as a termination by the Company without cause. Also, if Mr. McDonald terminates his employment with the Company within 90 days of election of an individual other than Mr. Brooks or Mr. Sharp as Chief Executive Officer of the Company, he must provide the Company with 90 days’ advance written notice and agree to continue working for the Company during the 90-day notice period; provided, however, that upon receipt of such notice of termination the Company may restrict his access to the Company’s offices, employees, customers, suppliers, properties, and confidential information during the 90-day notice period or may agree with him that his termination date will be prior to the end of the 90-day notice period. In the event of a termination under these circumstances, Mr. McDonald’s termination will be treated as a termination by the Company without cause. The Company may, in its sole discretion, choose to waive the noncompetition provisions of the employment agreement, in which case the Company’s sole obligation will be to pay Mr. McDonald the earned but unpaid portion of his base salary through the termination date, including the 90-day notice period.

Finally, in the event the Executive is terminated within 13 months following a Change in Control other than for disability or cause, or the Executive terminates for good reason (or for any reason in the thirteenth month following a Change in Control for Mr. Brooks) within such period, then the Company will pay the Executive any earned but unpaid portion of his base salary and any bonus, incentive compensation or any other benefit to which he is entitled under the employment agreement, plus 3 times for Mr. Brooks, 2 times for Mr. Sharp, and 1.5 times for Mr. McDonald, an amount equal to 20% of the Executive’s base salary and any incentive bonus compensation during each of the most recent five taxable years, excluding the value of certain stock options, restricted stock awards, contributions to qualified plans, and other fringe benefits or perquisites, and subject to additional restrictions provided in each employment agreement. Specifically, the total amount paid to the Executive as a result of termination following a Change in Control may not exceed 1% for Mr. Brooks, 0.67% for Mr. Sharp, or 0.5% for Mr. McDonald, of the aggregate valuation (as defined in each employment agreement) of the consideration exchanged in the Change in Control Transaction or the fair market value of the Company’s equity securities at the time of a Change in Control. In addition, all of the Executive’s outstanding stock options and restricted stock awards will become 100% vested and exercisable, and the Company will maintain for 12 months (or until the Executive begins new employment, if earlier) all life insurance, medical, health and accident, and disability plans or programs to which the Executive is entitled.

Good Reason is defined in each employment agreement to include:

•
a material change in status, position or responsibilities which does not represent a promotion from existing status, position or responsibilities as in effect immediately prior to the Change in Control; the assignment of any duties or responsibilities or the removal or termination of duties or responsibilities (except in connection with the termination of employment for total and permanent disability, death, or cause, or by the Executive other than for good reason), which are materially inconsistent with such status, position or responsibilities;

•
a reduction in base salary or the Company’s failure to increase (within twelve months of the last increase in base salary) base salary after a Change in Control in an amount which at least equals, on a percentage basis, the average percentage increase in base salary for all executive and senior officers of the Company, in like positions, which were effected in the preceding twelve months;

•
the relocation of the Company’s principal executive offices to a location more than 75 miles from Nelsonville, Ohio or the relocation of the Executive’s regular office assignment by the Company to any place outside of a 15 mile radius of Nelsonville, Ohio, except for required travel on the Company’s business to an extent consistent with business travel obligations at the time of a Change in Control;

•
the failure of the Company to continue in effect, or continue or reduce the Executive’s participation in, on a percentage basis, by more than the average percentage decrease for all executive and senior officers of the Company, in like positions, which were effected in the preceding twelve months, any incentive, bonus or other compensation plan in which the Executive participates, including but not limited to the Company’s stock option plans, unless an equitable arrangement has been made or offered with respect to such plan in connection with the Change in Control;

•
the failure by the Company to continue to provide benefits substantially similar to those enjoyed under any of the Company’s pension, profit sharing, life insurance, medical, dental, health and accident, or disability plans at the time of a Change in Control, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits at the time of the Change in Control, or the failure by the Company to provide the number of paid vacation and sick leave days in accordance with the Company's normal vacation policy in effect;

•	the failure of the Company to obtain a satisfactory agreement from any successor or assign of the Company to assume and agree to perform the employment agreement;

•	any request by the Company that the Executive participate in an unlawful act or take any action constituting a breach of a professional standard of conduct; or

•	any breach of the employment agreement by the Company.

Good Reason for Mr. Sharp also includes the election of an individual other than him or Mr. Brooks as Chief Executive Officer of the Company, so long as Mr. Sharp gives the Company notice of his termination of employment between 60 days and 120 days after such election.

Aggregate Valuation is defined in each employment agreement to mean the total amount of all cash, securities, contractual arrangements and other properties paid in connection with a Change in Control, or the fair market value of the Company’s equity securities at the time of a Change in Control, depending on how the Change in Control is effected. Aggregate valuation could also include (depending on how the Change in Control is effected):

•	the amount of any short-term debt and long-term liabilities of the Company;

•	the value of any current assets not purchased, minus the value of any current liabilities not assumed;

•	the fair market value of the equity securities of the Company retained by the Company’s security holders following a Change in Control; and

•	any securities received by the Company’s security holders in exchange for or in respect of securities of the Company following a Change in Control.

Change in Control is defined in each employment agreement to include the following:

•
any person or group shall acquire beneficial ownership of shares of the outstanding stock of any class or classes of the Company which results in such person or group possessing more than 50% of the total voting power of the Company’s outstanding voting securities ordinarily having the right to vote for the election of directors of the Company;

•
as the result of, or in connection with, any tender or exchange offer, merger or other business combination, the owners of the voting shares of the Company outstanding immediately prior to such transaction own less than a majority of the voting shares of the Company after the transaction;

•
during any period of two consecutive years during the term of the employment agreement, individuals who at the beginning of such period constitute the Board of Directors of the Company (or who take office following the approval of a majority of the directors then in office who were directors at the beginning of the period) cease for any reason to constitute a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors of the Company representing at least one-half of the directors then in office who were directors at the beginning of the period; or

•	the sale, exchange, transfer, or other disposition of all or substantially all of the assets of the Company shall have occurred.

Potential Payments upon Termination or Change in Control Table

Potential payments upon termination or Change in Control under the agreements with our NEOs are shown in the tables below. We have used estimates where it is not possible to give a precise dollar amount for the potential payments. The estimates assume that the triggering event took place on December 31, 2010, the last day of the Company’s prior fiscal year. In the tables below, we have assumed that all accrued base salary has been paid as of the termination date.

POTENTIAL PAYMENTS TO MR. BROOKS UNDER EMPLOYMENT AGREEMENT

Executive Benefits and Payments Upon Termination	Termination by Company with Cause or by Executive for any Reason ($)	Termination by Company without Cause ($)		Termination upon Death or Disability ($)	Termination by Company without Cause by Executive with Good Reason Following Change in Control ($)

Compensation:

Base Salary	—	475,000	(1)	—	—
Incentive Compensation Plan (accrued but unpaid)	—	441,763		—	441,763
Change in Control Payment	—	—		—	1,425,000	(2)

Benefits:

Health	—	—		—	14,314
Life	—	—		—	60,046
Disability	—	—		—	760

Total value:	—	916,763		—	1,941,883	(3)

(1)	Payable over a period of 12 months following the termination date.

(2)
One-half of such amount payable in one lump sum within 30 days after termination of employment following a Change in Control and one-half of such amount payable in 12 monthly payments commencing 60 days following termination.

(3)
In addition, all outstanding stock options and restricted stock awards issued shall become 100% vested and thereafter exercisable in accordance with such governing stock option or restricted stock agreements and plans.

POTENTIAL PAYMENTS TO MR. SHARP UNDER EMPLOYMENT AGREEMENT

Executive Benefits and Payments Upon Termination	Termination by Company with Cause or by Executive for any Reason ($)	Termination by Company without Cause ($)		Termination upon Death or Disability ($)	Termination by Company without Cause by Executive with Good Reason Following Change in Control ($)

Compensation:

Base Salary	—	398,100	(1)	—	—
Incentive Compensation Plan (accrued but unpaid)	—	308,537		—	308,537
Change in Control Payment	—	—		—	780,480	(2)

Benefits:

Health	—	—		—	20,001
Life	—	—		—	25,324
Disability	—	—		—	760

Total value:	—	706,637		—	1,135,102	(3)

(1)	Payable over a period of 12 months following the termination date.

(2)
One-half of such amount payable in one lump sum within 30 days after termination of employment following a Change in Control and one-half of such amount payable in 12 monthly payments commencing 60 days following termination.

(3)
In addition, all outstanding stock options and restricted stock awards issued shall become 100% vested and thereafter exercisable in accordance with such governing stock option or restricted stock agreements and plans.

POTENTIAL PAYMENTS TO MR. MCDONALD UNDER EMPLOYMENT AGREEMENT

Executive Benefits and Payments Upon Termination	Termination by Company with Cause or by Executive for any Reason ($)	Termination by Company without Cause ($)		Termination upon Death or Disability ($)	Termination by Company without Cause by Executive with Good Reason Following Change in Control ($)

Compensation:

Base Salary	—	289,900	(1)	—	—
Incentive Compensation Plan (accrued but unpaid)	—	179,743		—	179,743
Change in Control Payment	—	—		—	425,940	(2)

Benefits:

Health	—	—		—	20,001
Life	—	—		—	25,324
Disability	—	—		—	760

Total value:	—	469,643		—	651,768	(3)

(1)	Payable over a period of 12 months following the termination date.

(2)
One-half of such amount payable in one lump sum within 30 days after termination of employment following a Change in Control and one-half of such amount payable in 12 monthly payments commencing 60 days following termination.

(3)
In addition, all outstanding stock options and restricted stock awards issued shall become 100% vested and thereafter exercisable in accordance with such governing stock option or restricted stock agreements and plans.

Salary Continuation Agreement with Mr. Brooks

Mr. Brooks also entered into a salary continuation agreement with the Company effective as of May 1, 1984, amended December 22, 2008, to comply with Section 409A of the Internal Revenue Code. The agreement provides that certain benefits will be paid to Mr. Brooks or a designated beneficiary upon retirement, death, or termination of employment with the Company (or an affiliate). Under the agreement, Mr. Brooks qualifies for the benefits after 15 years of service with the Company or a predecessor corporation. If Mr. Brooks retires after age 65, Mr. Brooks or his beneficiary will receive monthly payments of $2,500 for a ten-year period commencing 90 days after retirement. If Mr. Brooks dies before age 65, the beneficiary will receive a payment, annually for a ten-year period, of the greater of $17,250 or the amount Mr. Brooks would have received had he terminated his employment after age 65, reduced by an amount equal to 5/9ths of one percent times the number of months remaining before Mr. Brooks would have reached age 65. If Mr. Brooks terminates his employment with the Company for any reason prior to age 65, Mr. Brooks will be entitled to receive the greater of the cash surrender value of a policy of insurance purchased by the Company on the life of Mr. Brooks or the amount Mr. Brooks would have received had he terminated his employment after age 65, reduced by an amount equal to 5/9ths of one percent times the number of months remaining before Mr. Brooks would have reached age 65. Finally, the agreement provides that Mr. Brooks will not, during or after his employment with the Company, directly or indirectly, compete with the Company or disclose any confidential information relative to the business of the Company. If Mr. Brooks breaches this or any other covenant under the agreement, no further payments are due or payable by the Company to Mr. Brooks or his beneficiary and the Company has no further liability under the agreement.

Potential payments upon termination under the salary continuation agreement with Mr. Brooks are shown in the table below. The table assumes that the triggering event took place on December 31, 2010, the last day of the Company’s prior fiscal year. In the table below, we have assumed that all accrued base salary has been paid as of the termination date.

POTENTIAL PAYMENTS TO MR. BROOKS UNDER
SALARY CONTINUATION AGREEMENT

	Termination by Executive(1)	Termination upon Death(1)

Payment to Mr. Brooks or his Beneficiary	$29,160	$29,160

(1)	Payable annually for ten years following the termination date.

Compensation of Directors for Fiscal Year 2010

During 2010, the Company compensated each non-employee director as follows:

•
an annual retainer of $50,000 for service on the Board of Directors, 35% of which is payable in restricted shares of the Company’s common stock issued on the first day of January each year, which shares shall be fully vested immediately but not tradable in the public markets for one year, and 65% of which is payable in cash quarterly;

•	an annual retainer of $8,000 for service as Chairman of the Audit Committee;

•	an annual retainer of $6,000 for service as Chairman of the Compensation Committee;

•	an annual retainer of $4,000 for service as Chairman of the Nominating and Corporate Governance Committee; and

•	reimbursement of reasonable out-of-pocket expenses incurred in connection with Board or committee meetings.

The table below shows the compensation earned by the Company’s non-employee directors during fiscal year 2010:

Name	Fees earned or paid in cash ($)	Stock awards ($)(1)	Total ($)

J. Patrick Campbell(2)	32,500	17,500	50,000

Glenn E. Corlett(2)	40,500	17,500	58,000

Michael L. Finn(2)	32,500	17,500	50,000

G. Courtney Haning(2)	32,500	17,500	50,000

Curtis A. Loveland(2)	36,500	17,500	54,000

Harley E. Rouda, Jr.(2)	38,500	17,500	56,000

James L. Stewart(2)	32,500	17,500	50,000

(1)
Represents the aggregate grant date fair value in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in the valuation of the dollar amount recognized, please refer to Note 12 to the Company’s Consolidated Financial Statements, which are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

(2)	Each director listed above has vested options to purchase 5,000 shares of the Company’s common stock as of December 31, 2010.

Equity Compensation Plan Information

The table below sets forth additional information as of December 31, 2010, concerning shares of our common stock that may be issued upon the exercise of options and other rights under our existing equity compensation plans and arrangements, divided between plans approved by our shareholders and plans or arrangements not submitted to our shareholders for approval. The information includes the number of shares covered by, and the weighted average exercise price of, outstanding options and other rights and the number of shares remaining available for future grants excluding the shares to be issued upon exercise of outstanding options, warrants, and other rights.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders (1)	232,000	$19.95	360,031
Equity compensation plans not approved by security holders	—	—	—

Total	232,000	$19.95	360,031

(1)	Equity compensation plans approved by shareholders include the 1992 Stock Option Plan, the Second Amended and Restated 1995 Stock Option Plan, and the 2004 Stock Incentive Plan.

Report of the Compensation Committee Of The Board Of Directors

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management and based on that review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K for the year ended December 31, 2010, and this proxy statement for filing with the Securities and Exchange Commission.

COMPENSATION COMMITTEE

Harley E. Rouda, Jr., Chairman
James L. Stewart
Michael L. Finn

Compensation Committee Interlocks and Insider Participation

During 2010, the members of the Compensation Committee were Messrs. Rouda (Chairman), Stewart, and Finn. None of these members was an executive officer or employee of the Company or its subsidiaries during or prior to his service as a member of the Compensation Committee.

Transactions with Related Persons

Mr. Loveland, a director of the Company, is a partner in the law firm of Porter, Wright, Morris & Arthur llp, which provides legal services to the Company. During fiscal 2010, the Company paid aggregate fees of approximately $1,100,000 to that firm.

During 2010, the Company employed certain members of Mr. Brooks’ immediate family. Jason Brooks, Mr. Brooks’ son, served as the Company’s Senior Vice President of Sales; Stuart Brooks, Mr. Brooks’ brother, served as a Key Account Manager for the Company; and Mark Pitts, Mr. Brooks’ son-in-law, served as the Company’s Vice President of Sales, Key Accounts; and each received base salaries, commission and bonuses of $212,222, $169,411, and $145,014, respectively, in 2010.

The Company believes that all terms of the transactions and existing arrangements set forth above are no less favorable to the Company than similar transactions and arrangements which might have been entered into with unrelated parties.

It is the written policy of the Company that the Nominating and Corporate Governance Committee will review the material facts of all Interested Transactions that require approval and either approve or disapprove of the entry into the Interested Transaction. An Interested Transaction is any transaction, arrangement, relationship, or series of similar transactions, arrangements, or relationships (including any indebtedness or guarantee of indebtedness) in which:

•	the aggregate amount involved will or may be expected to exceed $100,000 in any fiscal year,

•	the Company is a participant, and

•	any Related Party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity).

A Related Party includes:

•
any person who is or was (since the beginning of the last fiscal year for which the Company has filed a Form 10-K and proxy statement, even if they do not presently serve in that role) an executive officer, director, or nominee for election as a director,

•	any person who is a greater than 5 percent beneficial owner of the Company’s common stock, or

•
any immediate family member of any of the foregoing, including a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone residing in such person’s home (other than a tenant or employee).

In determining whether to approve or ratify an Interested Transaction, the Nominating and Corporate Governance Committee will take into account, among other factors it deems appropriate, whether the Interested Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the Related Party’s interest in the transaction. Certain types of Interested Transactions, such as compensation to directors and officers that are required to be reported in the Company’s proxy statement, have been deemed to be pre-approved.

Report of the Audit Committee Of The Board Of Directors

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report by reference therein.

General. In accordance with the Audit Committee Charter adopted by the Board of Directors, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and financial reporting practices of the Company. During the 2010 fiscal year, the Audit Committee met eight times.

Review and Discussion with Independent Registered Public Accounting Firm. In fulfilling its oversight responsibility as to the audit process, the Audit Committee obtained from its independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding all relationships between it and the Company that might bear on its independence and the communications, discussed with the independent registered public accounting firm any relationships that may impact the independent registered public accounting firm’s objectivity and independence, and satisfied itself as to the independent registered public accounting firm’s independence. The Audit Committee also discussed with management and the independent registered public accounting firm the quality and adequacy of the Company’s internal controls. In addition, the Audit Committee reviewed and discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, and, with and without management present, discussed and reviewed the results of the independent registered public accounting firm’s examination of the consolidated financial statements.

Review with Management. The Audit Committee reviewed and discussed the audited consolidated financial statements of the Company as of and for the fiscal year ended December 31, 2010 with management. Management has the responsibility for the preparation of the Company’s consolidated financial statements, and the Company’s independent registered public accounting firm has the responsibility for the examination of those statements.

Conclusion. Based on the reviews and discussions with management and the Company’s independent registered public accounting firm noted above, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 to be filed with the Securities and Exchange Commission.

AUDIT COMMITTEE

Glenn E. Corlett, Chairman
J. Patrick Campbell
G. Courtney Haning

Ratification of Independent Registered Public Accounting Firm

The Board of Directors has appointed Schneider Downs & Co., Inc. as its independent registered public accounting firm for the Company for the fiscal year ending December 31, 2011. Although not required, the Board of Directors is submitting its selection to the shareholders of the Company for ratification. The Board of Directors will reconsider the appointment of Schneider Downs & Co., Inc. if its selection is not ratified by the shareholders.

Representatives of Schneider Downs & Co., Inc. will be present at the meeting and will have an opportunity to make a statement if they desire to do so. Such representatives will be available to respond to appropriate questions.

The Board of Directors unanimously recommends that shareholders vote FOR ratification of its appointment of Schneider Downs & Co., Inc.

Fees Of The Independent Registered Public Accounting Firm

The following table shows the aggregate fees billed to the Company by Schneider Downs & Co., Inc., its independent registered public accounting firm, for services rendered during the fiscal year ended December 31, 2009 and 2010.

	Fiscal Year Ended
	December 31,	December 31,
	2010	2009

Audit Fees(1)	$655,000	$676,500
Audit-Related Fees(2)	—	—
Tax Fees(3)	—	—
All Other Fees	—	—

(1)
Includes fees for the annual integrated audit of the consolidated financial statements, audits to meet statutory requirements and review of regulatory filings and internal control. For the fiscal years ended December 31, 2009, and December 31, 2010, includes fees for the annual integrated audit and quarterly reviews.

(2)	Includes fees related to accounting consultations and Section 404 advisory services.
(3)	Includes fees for services related to tax compliance and tax planning.

The Audit Committee has considered whether the provision of services other than those performed in connection with the “Audit Fees” above is compatible with maintaining the independent registered public accounting firm’s independence.

The Audit Committee is required to pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent registered public accounting firm or other registered public accounting firm, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934, as amended, that are approved by the Audit Committee prior to completion of the audit.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers and directors, and greater than 10% shareholders, to file reports of ownership and changes in ownership of the Company’s securities with the Securities and Exchange Commission. Copies of the reports are required by SEC regulation to be furnished to the Company. Based on its review of such reports and written representations from reporting persons, the Company believes that all filing requirements were complied with during fiscal 2010.

Proposals By Shareholders For 2012 Annual Meeting

Each year the Board of Directors submits its nominations for election of directors at the Annual Meeting of Shareholders. Other proposals may be submitted by the Board of Directors or the shareholders for inclusion in the proxy statement for action at the annual meeting. Any proposal submitted by a shareholder for inclusion in the proxy statement for the Annual Meeting of Shareholders to be held in 2012 must be received by the Company (addressed to the attention of the Secretary) on or before December 28, 2011. Any shareholder proposal submitted outside the processes of Rule 14a-8 under the Securities Exchange Act of 1934 for presentation at our 2012 annual meeting will be considered untimely for purposes of Rule 14a-4 and 14a-5 if notice thereof is received by the Company after March 12, 2012. To be submitted at the meeting, any such proposal must be a proper subject for shareholder action under the laws of the State of Ohio.

Other Matters

As of the date of this proxy statement, management knows of no other business that will come before the meeting. Should any other matter requiring a vote of the shareholders arise, the proxy in the enclosed form confers upon the persons designated to vote the shares discretionary authority to vote with respect to such matter in accordance with their best judgment.

The Company’s Annual Report to Shareholders for the fiscal year ending December 31, 2010, including financial statements, was furnished to shareholders concurrently with the mailing of this proxy material.

By Order of the Board of Directors,

Curtis A. Loveland
Secretary

ROCKY BRANDS

IMPORTANT ANNUAL MEETING INFORMATION

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ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
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Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 25, 2011.

Vote by Internet

- Log on to the Internet and go to **www.envisionreports.com/RCKY**
- Follow the steps outlined on the secured website.

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is **NO CHARGE** to you for the call.
- Follow the instructions provided by the recorded message.

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. TO ELECT Class I Directors

	For	Withhold		For	Withhold		For	Withhold
01 - Mike Brooks	☐	☐	02 - Glenn E. Corlett	☐	☐	03 - Harley E. Rouda, Jr.	☐	☐
04 - James L. Stewart	☐	☐						

	For	Against	Abstain
2. TO RATIFY the selection of Schneider Downs & Co., Inc. as the Company's independent registered public accounting firm for the 2011 fiscal year.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Signature(s) shall agree with the name(s) printed on this proxy. If shares are registered in two names, both shareholders should sign this proxy. If signing as attorney, executor, administrator, trustee or guardian, please give your full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — ROCKY BRANDS, INC.

39 East Canal Street, Nelsonville, Ohio 45764
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS -- May 25, 2011

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints MIKE BROOKS, DAVID SHARP, and CURTIS A. LOVELAND, or any one of them acting alone, my attorneys and proxies, with full power of substitution to each, to vote all shares of Common Stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders of said corporation to be held on May 25, 2011, 3:00 p.m., local time, at Stuarts Opera House, 52 Public Square, Nelsonville, Ohio 45764, and at any adjournment thereof, with all of the powers I would have if personally present, for the purposes on the reverse side.

The undersigned gives unto said attorneys and proxies, or substitutes, full power and authority to do whatsoever in their opinion may be necessary or proper to be done in the exercise of the power hereby conferred, including the right to vote for any adjournment, hereby ratifying all that said attorneys and proxies, or substitutes, may lawfully do or cause to be done by virtue hereof. Any of the said attorneys and proxies, or substitutes, who shall be present and shall act at the meeting shall have and may exercise all the powers of said attorneys and proxies hereunder.

THIS PROXY, WHEN EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. IF ANY OTHER MATTERS PROPERLY COME BEFORE THE MEETING, THE PROXIES LISTED ABOVE WILL VOTE IN THEIR DISCRETION.

The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders, dated April 26, 2011, the Proxy Statement and the Annual Report of the Company furnished therewith. Any proxy heretofore given to vote said shares is hereby revoked.

Please sign and date this Proxy below and return it in the enclosed envelope.